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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                          INVESCO SENIOR INCOME TRUST

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco Senior Income Trust (the "Fund") was held on August 26, 2016. The Meeting was held for the following purposes:

(1). Election of Trustees by Common Shareholders and Preferred Shareholders voting together as a single class.

(2). Election of Trustees by Preferred Shareholders voting as a separate class.

The results of the voting on the above matters were as follows:

                                                Votes     Votes
              Matters                            For     Withheld
              -------                        ----------- ---------
              (1).  Albert R. Dowden........ 160,909,330 3,464,398
                    Eli Jones............... 161,053,970 3,319,758
                    Raymond Stickel, Jr..... 160,956,373 3,417,355

              (2).  Prema Mathai-Davis......       1,250         0